Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Partners Trust Financial Group, Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 of Partners Trust Financial Group, Inc. relating to BSB Bancorp, Inc.’s Long Term Incentive and Capital Accumulation Plan, 1996 Long Term Incentive and Capital Accumulation Plan and Directors’ Stock Option Plan of our report dated February 2, 2004, with respect to the consolidated balance sheets of Partners Trust Financial Group, Inc. and subsidiary as of December 31, 2003 and 2002, and the consolidated statements of income, changes in shareholders’ equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 Form 10-K of the Partners Trust Financial Group, Inc., incorporated by reference herein.

/s/    KPMG LLP

Albany, New York

July 27, 2004